                                                                   EXHIBIT 12.01

                               ESSEX GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 PREDECESSOR                            SUCCESSOR
                                               ---------------  ----------------------------------------------------------
                                                 NINE MONTH      THREE MONTH                   YEAR ENDED
                                                PERIOD ENDED    PERIOD ENDED                  DECEMBER 31,
                                                SEPTEMBER 30,    DECEMBER 31   -------------------------------------------
                                                    1992            1992         1993       1994       1995        1996
                                               ---------------  -------------  ---------  ---------  ---------  ----------

                                                                         IN THOUSANDS OF DOLLARS
Income (loss) before income taxes and
  extraordinary charge.......................     $  14,714       $  (6,962)   $  22,429  $  52,871  $  42,174  $   66,559
  Add:
    Interest expense.........................        14,505           8,086       25,241     24,554     34,683      39,994
    Portion of rents representative of
      interest factor........................         1,379             650        2,073      2,302      2,490       2,977
    Current period amortization of interest
      capitalized in prior periods...........            48          --                8         95        120         143
                                                    -------     -------------  ---------  ---------  ---------  ----------
Income as adjusted...........................     $  30,646       $   1,774    $  49,751  $  79,822  $  79,467  $  109,673
                                                    -------     -------------  ---------  ---------  ---------  ----------
                                                    -------     -------------  ---------  ---------  ---------  ----------
Fixed charges:
  Interest incurred:
    Amount expensed..........................     $  14,505       $   8,086    $  25,241  $  24,554  $  34,683  $   39,994
    Amount capitalized.......................           220             116        1,599        132        565         558
  Portion of rents representative of interest
    factor...................................         1,379             650        2,073      2,302      2,490       2,977
                                                    -------     -------------  ---------  ---------  ---------  ----------
Total fixed charges..........................     $  16,104       $   8,852    $  28,913  $  26,988  $  37,738  $   43,529
                                                    -------     -------------  ---------  ---------  ---------  ----------
                                                    -------     -------------  ---------  ---------  ---------  ----------
Ratio of earnings to fixed charges(a)........           1.9          --              1.7        3.0        2.1         2.5
                                                    -------     -------------  ---------  ---------  ---------  ----------
                                                    -------     -------------  ---------  ---------  ---------  ----------

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(a) Earnings of the Successor were insufficient to cover fixed charges by the amount of $7,078 for the three month period ended December 31, 1992.